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                                                                    EXHIBIT 11


               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                      (In thousands, except per share data)


                                               Three months ended        Nine months ended
                                                  September 30,             September 30,
                                               -------------------       ------------------
                                               1998(1)     1997(1)       1998(1)    1997(1)
                                               -------     -------       -------    -------
Net earnings, basic basis..................    $26,801     $18,495       $76,920    $31,870
Plus: Impact of assumed conversion
      of the LYONs, net of applicable
      income taxes.........................        660         818         1,883      2,432
                                               -------     -------       -------    -------
Diluted earnings...........................    $27,461     $19,313       $78,803    $34,302
                                               =======     =======       =======    =======

Weighted average shares outstanding
  during the period, basic basis                25,802      21,283        25,139     20,325
Plus: Common stock equivalent shares
      assumed from conversion of options...      1,654       1,366         1,753      1,317
      Common stock equivalent shares
        assumed from conversion of LYONs...      3,205       4,792         3,423      4,792
                                               -------     -------       -------    -------

Weighted average shares outstanding
  during the period, diluted basis.........     30,661      27,441        30,315     26,434
                                               =======     =======       =======    =======

Basic earnings per share...................    $  1.04     $   .87       $  3.06    $  1.57
                                               =======     =======       =======    =======

Diluted earnings per share.................    $   .90     $   .70       $  2.60    $  1.30
                                               =======     =======       =======    =======

------------
(1) Earnings and weighted average shares outstanding for both 1998 and 1997 include the full period results and impact of Fidelity, Alamo and Granite combined, as the mergers have been accounted for as poolings-of-interests.


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